Exhibit 16.1

March 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

United States of America

Dear Sirs/Madam:

We have read Form 6-K of GLOBANT S.A., filed on March 10, 2020, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs of Form 6-K.

2.	We have no basis on which to agree or disagree with the statement made in the first and fifth paragraphs of Form 6-K.

Yours truly,

/s/ Deloitte & Co. S.A.

Autonomous City of Buenos Aires, Argentina